EXHIBIT 99.1

We expect our net sales for the three months ended December 31, 2010 to be within a range of $127 million to $129 million, compared to net sales of $119 million for the three months ended December 31, 2009. Excluding an expected adjustment to our product liability reserve as of December 31, 2010, we expect our Adjusted EBITDA margin for the three months ended December 31, 2010 to be slightly higher than our Adjusted EBITDA margin for the three months ended December 31, 2009, but likely lower than the three months ended September 30, 2010. For a definition of Adjusted EBITDA, see footnote 8 to the Summary Consolidated Financial Data. The product liability reserve adjustment will be based upon an annual actuarial valuation of our captive insurance subsidiary. This valuation has not been finalized, but we expect that it will result in an increase to our reserve.  The resulting non-cash charge could result in Adjusted EBITDA for the three months ended December 31, 2010 that is below the range indicated by the estimated Adjusted EBITDA margins set forth above.

Our estimates of net sales and Adjusted EBITDA margin are derived from preliminary unaudited results of operations for the three months ended December 31, 2010 and are subject to completion of our financial statements for these periods. Our actual net sales and Adjusted EBITDA margin for the three months ended December 31, 2010 may differ significantly from our estimates. Moreover, none of Ernst & Young LLP, our independent registered public accounting firm, the initial purchasers or any independent expert participated in the preparation of the estimates or is providing any opinion or other assurance with respect to the estimates. Furthermore, Ernst & Young LLP has not yet completed the procedures specified by applicable PCAOB standards for a review of interim financial information for the quarter ended December 31, 2010. We do not intend to update or otherwise revise the estimates to reflect future events.

The following table sets forth selected consolidated financial data of Columbus McKinnon Corporation (the “Company”) for each of the five fiscal years in the five year period ended March 31, 2010, the six-month periods ended September 30, 2009 and September 30, 2010, and the twelve-month period ended September 30, 2010, which are derived from the Company’s consolidated financial statements.  In July 2008, the Company sold substantially all of the assets of its Univeyor subsidiary. The consolidated financial data for the periods presented have been restated to reflect Univeyor as a discontinued operation.  See Note 4 to the Company’s March 31, 2010 consolidated financial statements filed on Form 10-K for more information on the discontinued operations.

	(dollars in millions) Fiscal Year Ended March 31,					Six Months Ended		Twelve Months Ended
	2006	2007	2008	2009	2010	9/30/09	09/30/10	9/30/10
						(unaudited)	(unaudited)	(unaudited)
Other Financial Data
EBITDA (1)	$59.9	$84.4	$91.6	$72.7	$12.9	$6.1	$13.7	$20.5
Adjusted EBITDA (1)	66.8	83.9	91.3	74.1	31.5	15.1	17.6	34.0
Depreciation and amortization	8.2	7.8	8.3	10.6	12.5	6.1	5.7	12.1
Capital Expenditures	8.2	10.5	12.5	12.2	7.2	4.0	4.6	7.8
Net cash provided by (used in) operating activities of continuing operations	46.8	52.5	60.8	63.0	29.9	23.9	(7.9)	(1.9)
Net cash (used in) provided by investing activities of continuing operations	(6.2)	(4.5)	(8.5)	(66.0)	(1.9)	(6.5)	1.7	6.3
Net cash used in financing activities of continuing operations	(4.9)	(46.1)	(28.2)	(7.9)	(5.4)	(3.0)	(0.4)	(2.8)

(1)  EBITDA is defined as income (loss) from continuing operations before income tax expense, interest and debt expense, depreciation expense and write-off / amortization of intangibles (including goodwill impairment charges). Income (loss) from continuing operations is defined as net income (loss) before (i) (income) loss from discontinued operations and (ii) loss on disposition of discontinued operations. Adjusted EBITDA is defined as EBITDA adjusted as set forth in the following table. EBITDA and Adjusted EBITDA are presented herein because the Company believes they are useful supplements to income (loss) from continuing operations and net cash provided by operating activities of continuing operations in understanding cash flows generated by operations that are available for debt service and capital expenditures and in evaluating the operating performance of the Company as a whole. The Company also believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its operating performance. However, EBITDA and Adjusted EBITDA do not represent income (loss) from continuing operations or net cash provided by operating activities of continuing operations as defined by U.S. generally accepted accounting principles. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. Accordingly, EBITDA and Adjusted EBITDA should not be construed as alternatives to net cash provided by operating activities, income (loss) from continuing operations or other measures as determined in accordance with standards of the Public Company Accounting Oversight Board as an indication of the Company’s operating performance or as a measure of its liquidity. Moreover, EBITDA and Adjusted EBITDA do not necessarily indicate whether cash flows will be sufficient to fund cash needs, including debt service, and such measures as presented herein may differ from and may not be comparable to similarly titled measures used by other companies. The Company’s presentation of Adjusted EBITDA may not comply with SEC guidelines related to non-GAAP financial measures that will be applicable to the shelf registration or exchange offer registration statement to be filed with respect to the notes.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under generally accepted accounting principles. Some of these limitations are:
•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	they do not reflect changes in, or cash requirements for, our working capital needs;
•	they do not reflect the significant interest expense, or the cash requirement necessary to service interest or principal payments on our debts;
•	they do not reflect our income tax expense or the cash requirements to pay our taxes;
•	EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;
•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Set forth below is the calculation of EBITDA and Adjusted EBITDA and the reconciliations of EBITDA and Adjusted EBITDA from net income (loss) and to cash provided (used) by operating activities:

	(dollars in millions) Fiscal Year Ended March 31,					Six Months Ended		Twelve Months Ended
	2006	2007	2008	2009	2010	9/30/09	9/30/10	9/30/10
						(unaudited)	(unaudited)	(unaudited)
Net income (loss)	$59.8	$34.1	$37.3	$(78.4)	$(7.0)	$(5.1)	$1.1	$(0.8)
Add (income) loss from discontinued Operations	(1.1)	4.5	9.6	1.1	(0.5)	(0.1)	(0.1)	(0.5)
Add loss on disposition of discontinued Operations	-	-	-	1.2	-	-	-	-
Income (loss) from continuing Operations	58.7	38.6	46.9	(76.1)	(7.5)	(5.2)	1.0	(1.3)
Add income tax (benefit) expense	(31.4)	22.1	22.8	18.0	(5.3)	(1.5)	0.4	(3.4)
Add interest and debt expense	24.4	15.9	13.6	13.2	13.2	6.7	6.6	13.1
Add depreciation and write-off / amortization of intangibles	8.2	7.8	8.3	117.6	12.5	6.1	5.7	12.1

EBITDA	$59.9	$84.4	$91.6	$72.7	$12.9	$6.1	$13.7	$20.5
Adjustments:
Restructuring charges (a)	$1.6	$(0.1)	$0.8	$1.9	$16.5	$8.5	$1.8	$9.8
Other (income) and expense, net (b)	5.3	(1.9)	(2.6)	(1.6)	(4.2)	(1.2)	(1.7)	(4.7)
Stock-based compensation	−	1.5	1.5	1.1	1.8	1.2	0.9	1.5
Restructuring-related costs (c)	-	-	-	-	4.5	0.5	2.9	6.9
Total adjustments	6.9	(0.5)	(0.3)	1.4	18.6	9.0	3.9	13.5
Adjusted EBITDA	66.8	83.9	91.3	74.1	31.5	15.1	17.6	34.0
Cash interest	(26.6)	(17.2)	(14.1)	(12.8)	(12.5)	(6.4)	(6.5)	(12.6)
Cash taxes	(5.0)	(5.7)	(9.6)	(9.7)	(4.0)	(2.0)	(2.3)	(4.3)
Restructuring charges	(1.6)	0.1	(0.8)	(1.9)	(16.5)	(8.5)	(1.8)	(9.8)
Changes in operating assets and Liabilities	8.8	(9.3)	(12.4)	19.3	31.8	22.8	14.4	(5.4)
Stock-based compensation	−	(1.5)	(1.5)	(1.1)	(1.8)	(1.2)	(0.9)	(1.5)
Restructuring-related costs (c)	−	−	−	−	(4.5)	(0.5)	(2.9)	(6.9)
Other	4.4	2.2	7.9	(4.9)	5.9	4.6	3.3	4.6
Net cash (used in) provided by operating activities of continuing operations	$46.8	$52.5	$60.8	$63.0	$29.9	$23.9	$(7.9)	$(1.9)

________________________

(a)
This adjustment eliminates restructuring charges attributable to the closure or significant reorganization of manufacturing or warehouse facilities and the consolidation of the Company’s North American sales force and other departments. The charges consist of exit costs such as paid leave of absence and enhanced pension benefits, severance, costs related to lease termination and facility wind-down and preparation for sale, and other costs such as facility maintenance pending sale and asset impairment, the majority of which were cash charges.

(b)
This adjustment eliminates amounts recorded as other (income) and expense, net, which include (gain) loss on the disposal of assets, (gain) loss on bond redemptions, investment (income) loss, foreign currency exchange (gain) loss, (gain) from litigation settlements and other income, net.

(c)	This adjustment consists of other facility consolidation related costs categorized as cost of products sold.

CAPITALIZATION

The following table sets forth the Company’s actual capitalization as of September 30, 2010 and as adjusted to give effect to the following events, as if each such event has occurred as of September 30, 2010:

•	the completion of this offering;

•	the amendment of the Company’s senior credit facilities; and

•
the application of the proceeds of this offering to repurchase or redeem the remaining outstanding 8 7/8% Notes, to repay the Company’s existing term loan, pay tender or redemption premiums in connection therewith, and pay other fees and expenses.

	September 30, 2010
	Actual	As Adjusted
	(dollars in millions)

Cash and cash equivalents (1)	$57.8	$72.0
Debt:

Revolving credit facility due 2013 (2)	−	−
Total senior secured debt	−	−

Other senior debt (3)	7.1	7.1
Total senior debt	7.1	7.1

8 7/8% Senior Subordinated Notes due 2013	124.9	−
New Senior Subordinated Notes	−	150.0
Total debt	132.0	157.1

Total shareholders’ equity (4)	191.9	189.4
Total capitalization	$323.9	$346.5

__________________________

(1)
Cash outflows include $3.1 million of estimated offering expenses, $4.6 million of accrued interest on our 8 7/8% Senior Subordinated Notes at September 30, 2010, and $3.2 million tender or redemption premium for the Company’s 8 7/8% Senior Subordinated Notes.

(2)	The Company expects to remain undrawn on its $85.0 million Revolving credit facility, with $76.2 million available after taking into account outstanding letters of credit of $8.8 million.
(3)	Other senior debt includes secured capital lease obligations, working capital facilities and other debt of the Company’s foreign subsidiaries.
(4)
Adjustments to the Company’s shareholders’ equity reflect after-tax tender or redemption premiums of $2.0 million, an after-tax write-off of unamortized capitalized financing fees on the Company’s 8 7/8% Notes of $0.5 million.